Forward Air Corporation
Forward Air Inc. Operating Statistics

Three months ended
Dec 31,		Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	June 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
2009		2009	2009	2009	2008	2008	2008	2008	2007	2007	2007	2007

Operating ratio	89.2	91.6	93.0	95.4	86.7	82.2	81.3	82.9	82.4	82.2	80.3	81.9

Business days	64.0	64.0	64.0	63.0	63.0	64.0	64.0	64.0	64.0	63.0	64.0	64.0
Business weeks	12.8	12.8	12.8	12.6	12.6	12.8	12.8	12.8	12.8	12.6	12.8	12.8

Airport-to-airport:
Tonnage
Total pounds ¹	398,921	357,768	357,678	338,602	407,162	441,269	459,637	435,895	459,123	405,503	405,166	400,751
Average weekly pounds ¹	31,166	27,951	27,944	26,873	32,314	34,474	35,909	34,054	35,869	32,183	31,654	31,309

Linehaul shipments
Total linehaul	565,922	511,959	514,452	502,890	557,260	568,031	594,612	575,396	611,808	558,515	579,479	569,095
Average weekly	44,213	39,997	40,192	39,912	44,227	44,377	46,454	44,953	47,798	44,327	45,272	44,461

Forward Air Complete shipments	71,442	73,696	67,109	53,889	56,930	53,161	46,172	46,119	21,601	13,366	16,077	8,145
As a percentage of linehaul shipments	12.6	14.4	13.0	10.7	10.2	9.4	7.8	8.0	3.5	2.4	2.8	1.4

Average linehaul shipment size	705	699	695	673	731	777	773	758	750	726	699	704

Revenue per pound ²
Linehaul yield	15.84	15.91	15.93	16.61	16.52	16.39	16.53	16.77	17.13	17.28	17.59	17.35
Fuel surcharge impact	0.96	0.93	0.69	0.73	1.43	2.15	1.89	1.37	1.13	1.02	1.07	0.95
Forward Air Complete impact	1.62	1.83	1.64	1.32	1.21	1.17	0.98	0.69	0.48	0.36	0.40	0.22
Total airport-to-airport yield	18.42	18.67	18.26	18.66	19.16	19.71	19.40	18.83	18.74	18.66	19.06	18.52

Logistics:
Miles
Owner operator ¹	6,421	6,111	6,211	5,594	5,408	4,812	5,005	3,615	3,655	3,145	2,970	2,047
Third party ¹	3,220	2,288	1,800	2,621	4,605	3,618	3,593	3,844	4,061	4,381	3,949	2,764
Total Miles	9,641	8,399	8,011	8,215	10,013	8,430	8,598	7,459	7,716	7,526	6,919	4,811

Revenue per mile	$1.62	1.58	1.54	1.61	1.69	1.80	1.80	1.67	1.56	1.57	1.54	1.70

Cost per mile	$1.25	1.23	1.19	1.25	1.33	1.33	1.26	1.23	1.19	1.23	1.18	1.28

¹ - In thousands.
² - In cents per pound; percentage change is expressed as a percent of total yield.